                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 33-77920

                           The Bank Holding Company
     --------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                 201 W. Taylor Street, Griffin, Georgia 30224
     --------------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $5.00 per share
     --------------------------------------------------------------------
           (Title of each class of securities covered by this term)


                                     None
     --------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)  [X]   Rule 12g-4(a)(2)(ii) [ ]   Rule 12h-3(b)(2)(i)  [ ]
 Rule 12g-4(a)(1)(ii) [X]   Rule 12h-3(b)(1)(i)  [ ]   Rule 12h-3(b)(2)(ii) [ ]
 Rule 12g-4(a)(2)(i)  [X]   Rule 12h-3(b)(i)(ii) [ ]   Rule 15d-6           [ ]

Approximate number of holders of records as of the certification or notice date: none

Pursuant to the requirements of the Securities Exchange Act of 1934, The Bank Holding Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        THE BANK HOLDING COMPANY

DATE: July 9, 1998                      /s/ Robert H. Smalley, Jr.
                                        ---------------------------------
                                        Robert H. Smalley, Jr., chairman